1. Designation, Amount and Par Value. The series of preferred stock shall be designated the Series A Convertible Preferred Stock of the Company (the "Preferred Stock") and the number of shares so designated shall be 4,477,612. Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $6.70 per share (the "Stated Value").

2. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement will have the meanings given such terms in the Purchase Agreement. As used in this Certificate of Designation, the following terms shall have the meanings set forth in this Section 2:

“Alternate Consideration” shall have the meaning set forth in Section 6(e)(ii).

“Automatic Conversion Date” shall have the meaning set forth in Section 6(a).

“Automatic Notice” shall have the meaning set forth in Section 6(a).

"Change of Control Transaction" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company other than as a result of the conversion of the Preferred Stock; (ii) a replacement of more than one-half of the members of the Company's board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a Fundamental Transaction, a merger or consolidation of the Company or any Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

"Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market (other than the OTC Bulletin Board) on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Holders holding a majority of the shares of Preferred Stock then outstanding.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the Company's common stock, par value $.001 per share, and stock of any other class into which such shares may be reclassified or changed.

"Common Stock Equivalents" means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

"Company" means China Water and Drinks, Inc.

“Conversion Price” means $1.34 per share, subject to adjustment in accordance with Section 6(e).

"Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value subject to conversion and the denominator of which is the Conversion Price at such time (each share of Preferred Stock shall be initially convertible into five (5) shares of Common Stock).

“Determination Date” shall have the meaning set forth in Section 6(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fundamental Transaction" any (i) merger or consolidation of the Company with or into another Person, (ii) any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

"Holder" means a holder of one or more shares of Preferred Stock.

"Junior Securities" means the Common Stock and all other equity securities and Common Stock Equivalents of the Company, including any existing or hereinafter created class of preferred stock of the Company.

"Liquidation" means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Purchase Agreement" means the Securities Purchase Agreement, dated as of May 31, 2007, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended.

“Stock Pledge Agreement” means the Stock Pledge Agreement, dated as May 31, 2007, by and among the Company, the Investors, Xu Hong Bin and Chen Xing Hua.

“Stockholder Approval” shall have the meaning set forth in the Purchase Agreement.

"Subsidiary" means any "significant subsidiary" as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Underlying Shares" means, collectively, the shares of Common Stock issuable upon conversion of the Preferred Stock.

3. Voting. The Preferred Stock shall be entitled to vote on an as converted basis along with the Common Stock on all matters presented to a vote of the security holders of the Company, other than the Stockholder Approval.

4. Certain Protective Rights.

For so long as any of the shares of Preferred Stock are outstanding, neither the Company nor any Subsidiary shall, without the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock then outstanding:

(i) alter or change the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation;

(ii) authorize or create (by reclassification or otherwise) any class of equity security or Common Stock Equivalent ranking as to dividends or distribution of assets upon a Liquidation senior to the Preferred Stock;

(iii) redeem, purchase or otherwise acquire directly or indirectly any securities of the Company;

(iv) directly or indirectly pay or declare any dividend or make any distribution (other than dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment obligations to the Preferred Stock) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or securities pari passu with the Preferred Stock;

(v) enter into any agreement with respect to a Change of Control Transaction;

(vi) amend or waive any provision of the Exchange Agreement;

(vii) amend or waive any provision in its Articles of Incorporation in a manner adverse to the Preferred Stock; or

(viii) enter into any agreement with respect to the foregoing clauses.

5. Liquidation. Upon any Liquidation, the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts to all Holders, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective Stated Values represented by the Preferred Stock then held by them. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder. A Change of Control Transaction shall not constitute a Liquidation.

6. Conversion.

(a) Automatic Conversion. Within one (1) Trading Day following the date on which the Certificate of Amendment is filed with the Secretary of State of the State of Nevada and the Company is in receipt of a copy date stamped by the Secretary of State of the State of Nevada indicating their receipt and acceptance thereof (the “Determination Date”), the Company shall deliver to each Holder a notice (“Automatic Notice”) as to all of the then outstanding Preferred Stock, notifying the Holders that all of the then outstanding Preferred Stock shall automatically be converted on and as of the first Trading Day following the Determination Date (the “Automatic Conversion Date”).

(b) Mechanics of Conversion. The number of Underlying Shares issuable upon any conversion hereunder shall be determined by the Conversion Ratio.

(c) Within three Trading Days of the Automatic Conversion Date, the Company shall issue and deliver to the applicable Holder, a certificate for the Underlying Shares issuable in such conversion and cancel such Holder’s Preferred Stock. A Holder need not deliver its Preferred Stock as a condition for such conversion, it being understood that upon the conversion of the Preferred Stock the Holder’s Preferred Stock will automatically be cancelled.

(d) The Company's obligations to issue and deliver Underlying Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of Underlying Shares. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversions of Preferred Stock as required pursuant to the terms hereof.

(e) Adjustments to Conversion Price. The Conversion Price in effect on the Automatic Conversion Date shall be subject to adjustments in accordance with this Section 6(e):

(i) Stock Dividends and Splits. If the Company, at any time while shares of Preferred Stock are outstanding: (1) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (2) subdivides outstanding shares of Common Stock into a larger number of shares, or (3) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (1) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (2) or (3) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(ii) Fundamental Transactions. If, at any time while shares of Preferred Stock are outstanding the Company engages in a Fundamental Transaction, then each Holder shall have the right thereafter to receive, upon conversion of shares of such Holder’s Preferred Stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Underlying Shares then issuable upon conversion of all of such Holder’s shares of Preferred Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of such Holder’s Preferred Stock following such Fundamental Transaction. At each Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to such Holder shares of preferred stock having rights, privileges and preferences substantially similar to the rights, privileges and preferences of the Preferred Stock and consistent with the foregoing provisions and evidencing such Holder's right to receive the Alternate Consideration for the Conversion Price upon conversion thereof, or (2) purchase the Preferred Stock from such Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the sum of (1) the greater of (A) the Stated Value of the Preferred Stock held by such Holder and (B) the Stated Value of the Preferred Stock divided by the Conversion Price on the Trading Day immediately preceding (x) the date prior to such Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is less, multiplied by the Closing Price on (x) the date of the Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is greater and (2) all then accrued and unpaid dividends, liquidated damages and other amounts owing in respect of such Preferred Stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(iii) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(iv) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to the terms hereof, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment, including a statement of the Conversion Price and adjusted number or type of Underlying Shares or other securities issuable upon conversion of a share of Preferred Stock (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to each Holder and to the Company's Transfer Agent.

(v) Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), each Holder of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and such Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(f) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and be fully paid and nonassessable.

(g) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the Automatic Conversion Date.

(h) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

7. Miscellaneous.

(a) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or Change of Control Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(b) Cancellation of Preferred Stock. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof or surrendered for cancellation pursuant to the terms of the Stock Pledge Agreement shall automatically be canceled and may not be reissued.

(c) Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed at 9101 West Sahara, Suite 105-195, Las Vegas, NV 89117, Facsimile No.: +86 0755 2552 3376, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.